UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2007
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31932 (Commission File Number)	88-0464853 (IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California (Address of principal executive offices)	90025 (Zip Code)
Registrant’s telephone number, including area code (310) 444-4300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d)   On July 9, 2007, Hon. Karen Freeman-Wilson (ret.) was appointed to our board of directors. Judge Freeman-Wilson has practiced law as a partner at Freeman-Wilson & Lewis-Shannon, LLC since July 2001. From April 2001 to November 2006, she served as Chief Executive Officer of the National Association of Drug Court Professionals and Executive Director of the National Drug Court Institute, where she was the primary spokesperson for drug treatment courts and provided national leadership for the integration of treatment and support services in the judicial arena and education of non-drug court professionals about addiction and treatment. From February 2000 to February 2001, she served as Attorney General for the State of Indiana. From October 1994 to February 2000, Judge Freeman-Wilson served as presiding judge, Gary City Court, where she initiated the first drug treatment court in the State of Indiana. She received a B.A. Cum Laude from Harvard College and a J.D. from Harvard Law School.
     Judge Freeman-Wilson will receive standard board compensation, and will receive options to purchase up to 100,000 shares of stock at the fair market value on date of grant, vesting 20% each year for five years. As a director who is independent as defined by the applicable Nasdaq rules, she is expected to be named to the board’s audit committee.
     There are no family relationships between Judge Freeman-Wilson and any of our other directors or executive officers. In 2006, we contributed $10,000 to her Gary, Indiana mayoral campaign. She has not had a material interest in any other transactions with us since the beginning of our last fiscal year.
Item 9.01 Financial Statements and Exhibits.
(d)   Exhibits.

No.	Description
99.1	Press release dated July 10, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTHIAM, INC.
Date: July 10, 2007	By:	/s/ CHUCK TIMPE
Chuck Timpe
Chief Financial Officer